EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert Variable Products, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated February 22, 2017 with respect to the financial statements of Calvert VP S&P 500 Index Portfolio, Calvert S&P VP MidCap 400 Index Portfolio, Calvert VP Nasdaq 100 Index Portfolio, Calvert VP Russell 2000 Small Cap Index Portfolio, Calvert VP EAFE International Index Portfolio, Calvert VP Investment Grade Bond Index Portfolio, Calvert VP Volatility Managed Moderate Portfolio, Calvert VP Volatility Managed Moderate Growth Portfolio, and Calvert VP Volatility Managed Growth Portfolio, each a series of Calvert Variable Products, Inc., as of December 31, 2016, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2017